Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-189870) on Form N-1A of Global Atlantic Wilshire Dynamic Conservative Allocation Portfolio and Global Atlantic Wilshire Dynamic Growth Allocation Portfolio, each a separate series of the Forethought Variable Insurance Trust, of our report dated February 25, 2019, relating to our audits of the financial statements and financial highlights, which appear in the December 31, 2018 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” “Policies and Procedures for Disclosure of Portfolio Holdings,” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado
April 30, 2019